SALE AND PURCHASE AGREEMENT

This Agreement for sale and purchase together with the Exhibits A to D attached hereto, hereinafter referred to as "Contract" or "Agreement", is executed this 15th day of November, 2011, by and between, Clarita Ablazo Jeffery of Penthouse 8, Jakarta Building, Raya Gardens, Merville, Paranaque, hereinafter referred to as "Seller", and Intelligent Communication Enterprise Corporation Inc., a company incorporated in Pennsylvania, USA, Corporation, and whose registered office is 1515 Market Street, Suite 1210, Philadelphia, PA 19102, United States of America, hereinafter referred to as "Buyer."

Seller or Buyer is referred to individually as “Party” and Buyer and Seller collectively are referred to as “the Parties” in this Agreement.

WITNESSETH:

WHEREAS, Seller is the beneficial owner of all 10,000 of the issued and outstanding shares which represent a hundred percentage (100%) ownership (hereinafter referred to as the “Sale Shares”), in Global Integrated Media Ltd, a company incorporated in Hong Kong, whose registered office is at 2308 Chinacem Exchange Square, Kings Road, North Point, Hong Kong, hereinafter referred to as the "GIM"; and

WHEREAS, during the twelve months prior to this Agreement the Seller has held senior executive positions or has been closely affiliated with GIM and is considered to be aware of all material facts about the two companies; and

WHEREAS, Buyer is desirous of acquiring the Sale Shares and Seller is desirous of selling the Sale Shares to Buyer.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell and the Buyer agrees to buy the Shares upon the following terms and conditions.

1.           PURCHASE PRICE AND METHOD OF PAYMENT.  Buyer shall pay and Seller shall accept the Purchase Price for the Shares in the manner of payment set forth in Exhibit "A" attached hereto and made a part hereof.

2.           EFFECTIVE DATE AND CLOSING.  This Agreement is effective and binding on the Parties on the date last signed (the “Effective Date”), with the closing of the transactions contemplated by this Agreement, to in Hong Kong on the 30th November 2011 or other date as the Parties hereto may agree, and hereinafter referred to as the “Closing Date.”

3.           REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller represents and warrants to Buyer the correctness, truthfulness and accuracy of the matters shown on Exhibit "B" attached hereto, all of which shall survive closing.  In addition, Seller represents and warrants to Buyer that the documents enumerated in Exhibit "C" attached hereto and made a part hereof, are true, authentic and correct copies of the original, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

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4.           TRANSACTIONS PRIOR TO CLOSING.  Seller hereby covenants the following:

a.           Conduct of Seller's Business in the usual manner until Closing.  Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid or false on the Closing Date.

b.           Satisfactions.  Seller shall deliver to Buyer on the Closing Date a satisfaction of any encumbrance or lien on the Shares satisfactory in form and substance to the Buyer indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or simultaneously with the closing.

c.           Advice of Changes and Claims.  Between the date hereof and the Closing Date, Seller will promptly advise Buyer in writing of any fact including but not limited to any impending legal action, threat of legal action or other claims whatsoever which, if existing or known at the date hereof, that would adversely affect the value of the Shares would have been required to be set forth herein or disclosed pursuant to this Agreement.

d.           Documents.  Seller shall deliver to Buyer at closing such documents which are, in Buyer's sole discretion, necessary to fully satisfy the objectives of this Agreement in content and form reasonably intended to do so.

5.           EXPENSES.  Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including but not limited to the fees and expenses of its counsel and its certified public accountants.

6.           GENERAL.

a.           Survival of Representations and Warranties.  Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date.  Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller to Buyer in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

b.           Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

c.           Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid,

To Seller:

Clarita Ablazo Jeffery
Penthouse 8
Jakarta Building
Raya Gardens
Merville
Paranaque

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To Buyer:

Intelligent Communication Enterprise Corporation Inc.
75 High Street,
Singapore, 179435
Singapore

or to such other address as such party shall have specified by notice in writing to the other party.

d.           Sections and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

e.           Governing Law.  This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York.  The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of New York.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.  In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

f.           Conditions Precedent.  The Conditions Precedent to the enforceability of this Agreement are outlined more fully in Exhibit "D", attached hereto and made a part hereof.  In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits or other form of advance compensation paid at said time shall be returned to the Buyer forthwith.

g.           Captions.  The Captions of this contract are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this contract, or the intent of any provisions hereof.

h.           Typewritten or Handwritten Provisions.  Hand-written provisions inserted in this contract and typewritten provisions initialed by both parties shall control over the typewritten provisions in conflict therewith.

i.           Time is of the Essence.  Time and timely performance are of the essence of this contract and of the covenants and provisions hereunder.

j.           Successors and Assigns.  Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.  Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

k.           Contractual Procedures.  Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

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l.           Extraordinary Remedies.  To the extent cognizable at law, the parties hereto, in the event of breach and in addition to any and all other remedies available thereto, may obtain injunctive relief, regardless of whether the injured party can demonstrate that no adequate remedy exists at law.

m.           Non-Compete: Seller shall refrain from entering into any trade that directly or indirectly competes with the Company for a period of one year from closing.  This restriction would apply globally.  During such one-year term, the Seller will not engage in such business on his own account, or become interested therein, directly or indirectly, as an individual, partner, shareholder, director, consultant, independent contractor, officer, clerk, principal, agent, employee, trustee, or in any relation or capacity whatsoever.  In addition, Seller shall not solicit or induce any employee of the Company to terminate their employment with the Company for a three-year period commencing from the date when this agreement is signed

8.           INITIALS AND EXHIBITS.  This contract shall not be valid and enforceable unless it is properly executed by Buyer and Seller and their initials affixed to each page of the exhibits attached hereto and made a part hereof.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal of the Secretary of the Corporate party hereto, if any, all on the date and year first above written.

Signed, sealed and delivered in the presence of:

For Seller By: Clarita Ablazo Jeffery /s/ Clarita Ablazo Jeffery Date:	For Buyer By: Bala Balamurali /s/ Bala Balamurali Date: 28 November 2011
Witnessed by: /s/ Charles Greene Name: Charles Greene Date 28 Nov 2011	Witnessed by: /s/ Allyce Kong Name: Allyce Kong Date 28 November 2011

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EXHIBIT "A"

AMOUNT AND PAYMENT OF PURCHASE PRICE IN THE FORM OF SHARES IN INTELLIGENT COMMUNICATION ENTERPRISE CORPORATION INC. (“ICE Corp”):

a.
In consideration for the Sale Shares totaling 10,000 equivalent to 100% of the issued and outstanding shares of GIM, the Buyer will pay to the Seller by way of Payment Shares an amount equivalent to the value of United States Dollars One Million and Nine Hundred Thousand only (US$1,900,000).

b.
Payment Shares have not been registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and to the extent that their sale and purchase is subject to U.S. regulation, they are being offered in reliance on the transaction “safe harbor” afforded by Regulation S promulgated under the Securities Act.

c.	The unit price of the Payment Shares will be determined to be the value weighted average price per share (OTCBB : ICMC) over a ninety day period, prior to the Effective Date of this Agreement.

Initials:

Seller                      /s/ Clarita Ablazo Jeffery

Buyer                      /s/ Bala Balamurali

EXHIBIT "B"

REPRESENTATIONS AND WARRANTIES OF SELLER

In this Exhibit [B], “Seller’s Knowledge” means a fact, circumstance, or other matter of which the Seller has actual knowledge or reasonably should have knowledge after due inquiry of the GIM’s officers, directors, and key employees and reasonable review of its books and records

A:	REPRESENTATIONS AND WARRANTIES: The Seller represents and warrants to the Buyer as follows as of the Effective Date of this Agreement.

1.
Organization, Good Standing, and Qualification.  GIM (including its subsidiaries if any) are entities duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted and to own its properties.

2.	Authorization. Seller has full power and authority and has taken all requisite action on the part of Seller necessary for the authorization, execution, and delivery of this Agreement.

3.	Consents. The execution, delivery, and performance by Seller of this Agreement requires no consent of, action by or in respect of, or filing with any Person, governmental body, agency, or official.

4.	No Material Adverse Change. Since the 1st day of January, 2011, except as described herein, there has not been:
a.
any change in the consolidated assets, liabilities, financial condition, or operating results of GIM, except for changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

b.	any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of GIM, or any redemption or repurchase of any securities of GIM;
c.	any material damage, destruction, or loss, whether or not covered by insurance to any assets or properties of GIM or its Subsidiaries;
d.	any waiver, not in the ordinary course of business, by GIM or any Subsidiary of a material right or of a material debt owed to it;
e.
any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by GIM or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results, or business of GIM and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

f.
any change or amendment to GIM’ charter documents, or material change to any material contract or arrangement by which GIM or any Subsidiary is bound or to which any of their respective assets or properties is subject;

g.	any material labor difficulties or labor union organizing activities with respect to employees of GIM or any Subsidiary;
h.	any transaction entered into by GIM or a Subsidiary other than in the ordinary course of business;
i.	the loss of the services of any key employee or material change in the composition or duties of the senior management of GIM or any Subsidiary;
j.	the loss or threatened loss of any customer that has had or could reasonably be expected to have a Material Adverse Effect; or

k.	any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

5.
No Conflict, Breach, Violation, or Default.  To Seller’s Knowledge, the execution, delivery, and performance of this Agreement by Seller will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) GIM’s charter documents in effect on the date hereof (copies of which have been provided to Buyer before the date hereof); or (b)(i) any statute, rule, regulation, or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over GIM, any Subsidiary, or any of their respective assets or properties, or (ii) any agreement or instrument to which GIM or any Subsidiary is a party or by which GIM or a Subsidiary is bound or to which any of their respective assets or properties is subject.

6.
Tax Matters.  To Seller’s Knowledge, GIM have timely prepared and filed all tax returns required to have been filed by GIM with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it.  The charges, accruals, and reserves on the books of the GIM in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against GIM nor, to Seller’s Knowledge, any basis for the assessment of any additional taxes, penalties, or interest for any fiscal period or audits by any federal, state, or local taxing authority, except for any assessment that is not material to GIM taken as a whole.  To Seller’s Knowledge all taxes and other assessments and levies that GIM is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.  There are no tax liens or claims pending or, to Seller’s Knowledge, threatened against Seller or any Subsidiary or any of their respective assets or property.  There are no outstanding tax-sharing agreements or other such arrangements between GIM or other corporation or entity.

7.
Title to Properties.  To the Seller’s Knowledge, GIM has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances, and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and GIM holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

8.
Certificates, Authorities, and Permits.  To Seller’s Knowledge, GIM possess adequate certificates, authorities, or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and GIM has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, or permit that, if determined adversely to Seller or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

9.	No Labor Disputes. No material labor dispute with the employees of GIM exists or, to Seller’s Knowledge, is imminent.

10.	Intellectual Property
a.
To Seller’s knowledge, all Intellectual Property of GIM is currently in compliance with all legal requirements (including timely filings, proofs, and payments of fees) and is valid and enforceable.  No Intellectual Property of GIM that is necessary for the conduct of GIM’s business is currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute, or litigation and, to Seller’s Knowledge, no such action is threatened.  No patent of GIM has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.

b.
All of the licenses and sublicenses and consent, royalty, or other agreements concerning Intellectual Property that are necessary for the conduct of GIM’s business as currently conducted or as currently proposed to be conducted to which GIM is a party or by which any of its assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than US$3,000 per license) are valid and binding obligations of GIM that is party thereto and, to Seller’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition that will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by GIM under any such license agreement.

c.
To Seller’s knowledge, GIM owns or have the valid right to use all of the Intellectual Property that is necessary for the conduct of GIM’ business as currently conducted or as currently proposed to be conducted and for the ownership, maintenance, and operation of GIM’ properties and assets, free and clear of all liens, encumbrances, adverse claims, or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of GIM’s business.  GIM has a valid and enforceable right to use all third-party Intellectual Property and Confidential Information used or held for use in the respective businesses of GIM.

d.
To Seller’s knowledge, the conduct of GIM’ business as currently conducted does not Infringe any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party and the Intellectual Property and Confidential Information of GIM that are necessary for the conduct of GIM’s business as currently conducted or as currently proposed to be conducted are not being Infringed by any third party.  There is no litigation or order pending or outstanding or, to Seller’s Knowledge, threatened or imminent that seeks to limit or challenge or that concerns the ownership, use, validity, or enforceability of any Intellectual Property or Confidential Information of GIM and GIM’s use of any Intellectual Property or Confidential Information owned by a third party and, to Seller’s Knowledge, there is no valid basis for the same.

e.
To Seller’s knowledge, the consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of, or restriction on GIM’s  ownership or right to use any of the Intellectual Property or Confidential Information that is necessary for the conduct of GIM’s business as currently conducted or as currently proposed to be conducted.

f.
All software owned by GIM and, to Seller’s Knowledge, all software licensed from third parties by GIM: (i) is free from any material defect, bug, virus, or programming, design, or documentation error; (ii) operates and runs in a reasonable and efficient business manner; and (iii) conforms in all material respects to the specifications and purposes thereof.

g.
GIM has taken reasonable steps to protect the rights of GIM in their Intellectual Property and Confidential Information.  Each employee, consultant, and contractor that has had access to Confidential Information that is necessary for the conduct of the GIM’ business as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with GIM’ standard forms thereof.  Except under confidentiality obligations, there has been no material disclosure of any of the Confidential Information of GIM to any third party.

11.
Litigation.  There are no pending actions, suits, or proceedings against or affecting GIM, or any of its properties; and to Seller’s Knowledge, no such actions, suits, or proceedings are threatened or contemplated.

12.
Financial Statements.  The financial statements of GIM present fairly, in all material respects, the consolidated financial position of GIM as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein or in the notes thereto).  Except as set forth in the financial statements described in Exhibit “D”, GIM has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business and consistent (as to amount and nature) with past practices since the date of such financial statements, individually or in the aggregate, that have or could reasonably be expected to have a Material Adverse Effect.

13.
Insurance Coverage.  To Seller’s Knowledge, GIM maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by GIM, and Seller reasonably believes such insurance coverage to be adequate against all liabilities, claims, and risks against which it is customary for comparably situated companies to insure.

14.
Brokers and Finders.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest, or claim against or upon Seller, GIM, or Buyer for any commission, fee, or other compensation pursuant to any agreement, arrangement, or understanding entered into by or on behalf of Seller.

15.
Questionable Payments.  GIM, to Seller’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents, or other Persons acting on behalf of GIM, on behalf of GIM or in connection with their respective businesses, has not: (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of GIM; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of any nature.

16.
Transactions with Affiliates.  None of the officers or directors of GIM and, to Seller’s Knowledge, none of the employees of GIM is presently a party to any transaction with GIM (other than as holders of stock options and/or warrants, and for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or such employee or, to Seller’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

17.
Internal Controls.  GIM maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

18.
Disclosures.  This Agreement, including all exhibits and schedules thereto, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

B:	SURVIVAL AND INDEMNIFICATION

1.
Survival.  All representations, warranties, covenants, and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants, and agreements as of the date hereof and shall survive the execution and delivery of this Agreement for a period of three years from the date of this Agreement.

2.
Indemnification.  The Seller agrees to indemnify and hold harmless, on an after-insurance recovery basis, the Buyer and its Affiliates and their respective directors, officers, employees, and agents from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable attorney fees, disbursements, and other expenses incurred in connection with investigating, preparing, or defending any action, claim, or proceeding, pending or threatened, and the costs of enforcement hereof) to which the Buyer may become subject to as a result of any breach of representation, warranty, covenant, or agreement made by the Seller under this Agreement, and will reimburse the Buyer for all such amounts as they are incurred by the Buyer.

3.
Conduct of Indemnification Proceedings.  Promptly after receipt by the Buyer or its Affiliates and their respective directors, officers, employees, and agents (the “Indemnified Person”) of notice of any demand, claim, or circumstances that would or might give rise to a claim or the commencement of any action, proceeding, or investigation in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Person shall promptly notify the Seller (the “Indemnifying Party”) in writing and Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify Indemnifying Party shall not relieve Indemnifying Party of its obligations hereunder except to the extent that Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (a) Indemnifying Party and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (b) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, Indemnifying Party shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, Indemnifying Party shall not affect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

Initials:

Seller                      /s/ Clarita Ablazo Jeffery

Buyer                      /s/ Bala Balamurali

EXHIBIT "C"

DOCUMENTS FOR REVIEW

1.	GIM’s Financial/Accounting and Operating Statements (Profit & Loss, Balance sheets etc.) for the two financial years immediately preceding the Effective Date;

2.	Corporate Articles of Incorporation of the GIM;

3.	Corporate By-laws of the GIM.

Initials:

Seller                      /s/ Clarita Ablazo Jeffery

Buyer                      /s/ Bala Balamurali

EXHIBIT "D"

CONDITIONS PRECEDENT

- None -

Initials:

Seller                      /s/ Clarita Ablazo Jeffery

Buyer                      /s/ Bala Balamurali